Exhibit 99.3

Private and confidential

From:	The Värde Fund X (Master), L.P.

The Värde Fund XI (Master), L.P.

The Värde Fund VI-A, L.P.

Värde Investment Partners, L.P.

Värde Investment Partners (Offshore) Master, L.P.

Värde Credit Partners Master, L.P.

The Värde Skyway Master Fund, L.P.

(together the “Shareholders”)

901 Marquette Avenue South,

Suite 3300

Minneapolis, MN 55402

To:	Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills

CA 90212

United States of America

Date: 13 June 2017

Dear Sirs

Proposed acquisition of Kennedy Wilson Europe Real Estate plc (the “Target”)

1	We understand that Kennedy-Wilson Holdings, Inc. (the “Bidder”) proposes to make a revised offer pursuant to the City Code on Takeovers and Mergers (the “Code”) to acquire all of the issued and to be issued ordinary shares of nil par value in the capital of the Target, other than shares already held by it and its associates, by means of a scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 on substantially the terms set out in the draft announcement appended to this letter (the “Scheme”) (the “Announcement”).

2	As at the date of this letter we are the beneficial owners of 7,049,411 ordinary shares in the Target (the “Shares”, which term includes any further shares of the Target deriving from or attributable to those shares and any Target shares issued or unconditionally allotted to, or otherwise acquired by, us after the date hereof) registered in the name of the Shareholders.

3	We confirm that it is our current intention to exercise, or instruct a proxy or representative to exercise, all of the voting rights in respect of the Shares in favour of (i) any resolution to approve the Scheme proposed at any meeting convened by order of the Royal Court of Jersey (including any adjournment thereof) and (ii) any resolution(s) proposed at any general meeting of the Target convened in connection with the Scheme (including any adjournment thereof), in order to give effect to, or satisfy any condition to, or otherwise facilitate the implementation of, the Scheme. If we sell, transfer or otherwise dispose of any of the Shares, or cease to have full power and authority to exercise (or direct the exercise of) voting rights in respect of the Shares, or should we in any way change our intention, we shall promptly notify you and the UK Panel on Takeovers and Mergers accordingly.

4	We also confirm that, if the acquisition of the Target is revised so as to be implemented by means of a takeover offer within the meaning of Article 116 of the Companies (Jersey) Law 1991 on the terms of the Announcement instead of by means of the Scheme, it would also be our intention to accept such offer in respect of all of the Shares.

5	If the final form of the Announcement is not published by 12 noon (London time) on 13 June 2017 in substantially the same form as the Announcement, this letter shall automatically lapse and be of no further force or effect.

6	We acknowledge that this letter constitutes a “letter of intent” as defined by the Code and that the Bidder will be required to disclose publicly details concerning this letter and the Shares in accordance with the Code and we consent to such details being included in the announcement of the Scheme, in the document containing the formal Scheme and in any other announcement or document in which such details are required to be disclosed by the Code or otherwise by applicable law or regulation. We further acknowledge that this letter will be publicly available for inspection in accordance with the requirements of the Code and agree promptly to provide to you any additional information concerning ourselves and (if applicable) any other person referred to in paragraph 7 below, which you may reasonably request for the purpose of compliance with the Bidder’s obligations under the Code.

7	For the purposes of Note 3(b) of the Notes on Rule 2.10 of the Code, we confirm that no other person is an owner or controller (within the meaning of paragraph 5(f) of the Notes on Rule 8 of the Code) of all or any of the Shares or any interest in them, save as described below:

Värde Partners, Inc. as the ultimate controlling entity of each of the Shareholders

8	Except for paragraphs 6 to 9 (inclusive), this letter creates no legally enforceable rights or obligations on any party hereto.

9	The terms of this letter shall be governed by and construed in accordance with English law.

Yours faithfully

By:	/s/ Tony Iannazzo
Name:	Anthony Iannazzo
Title:	Principal

THE VÄRDE FUND VI-A, L.P. By Värde Investment Partners G.P., LLC, Its General Partner By Värde Partners, L.P., Its Managing Member By Värde Partners, Inc., Its General Partner

THE VÄRDE FUND X (MASTER), L,P.

By The Värde Fund X (GP), L.P., Its General Partner

By The Värde Fund X GP, LLC, Its General Partner

By Värde Partners, L.P., Its Managing Member

By Värde Partners, Inc., Its General Partner

THE VÄRDE FUND XI (MASTER), L.P. By Värde Fund XI G.P., LLC, Its General Partner By Värde Partners, L.P., Its Managing Member By Värde Partners, Inc., Its General Partner

VÄRDE CREDIT PARTNERS MASTER, L.P. By Värde Credit Partners G.P., LLC, Its General Partner By Värde Partners, L.P., Its Managing Member By Värde Partners, Inc., Its General Partner	THE VÄRDE SKYWAY MASTER FUND, L.P. By The Värde Skyway Fund G.P., LLC, Its General Partner By Värde Partners, L.P., Its Managing Member By Värde Partners, Inc., Its General Partner

VÄRDE INVESTMENT PARTNERS, L.P. Värde Investment Partners G.P., LLC, Its General Partner By Värde Partners, L.P., Its Managing Member By Värde Partners, Inc., Its General Partner	VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P. By Värde Investment Partners G.P., LLC, Its General Partner By Värde Partners, L.P., Its Managing Member By Värde Partners, Inc., Its General Partner

APPENDIX – ANNOUNCEMENT